Exhibit 5.1

June 29, 2018

Board of Directors

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, MA 01702

Ladies and Gentlemen:

We have acted as special Nevada counsel to Arch Therapeutics, Inc. (the “Company”) in connection with the sale and issuance of up to 9,070,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and such shares, the “Shares”) and Series G Common Stock Purchase Warrants (the “Warrants”) to purchase up to an aggregate of 6,802,500 shares of Common Stock (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-213878) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on October 20, 2016, together with the Prospectus contained therein (the “Prospectus”), and supplemented by the Prospectus Supplement filed on the date hereof (the “Prospectus Supplement”). The Shares and Warrants are to be sold to certain accredited investors pursuant to a Securities Purchase Agreement dated June 28, 2018 (the “SPA”).

As the special Nevada counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, Warrants and Warrant Shares, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, the Warrants, and the Warrant Shares, and such documents as we have deemed necessary to render this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in a certificate of an officer of the Company.

In connection with our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural personas, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We have also assumed that the SPA and the Warrants constitute the legal, valid and binding obligation of each party thereto.

June 29, 2018 Page 2

We have further assumed that: (i) the Registration Statement and any amendments thereto, the Prospectus and the Prospectus Supplement, will comply with all applicable laws at the time the Shares, the Warrants and the Warrants Shares are offered or sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement; and (ii) the Company’s business is as set forth in the Registration Statement under the heading “Our Company.”

Based upon and subject to the foregoing, it is our opinion that (i) the Shares, when issued and sold in accordance with the terms and conditions of the SPA, will be validly issued, fully paid and nonassessable; and (ii) the Warrants and the Warrant Shares have been duly authorized and, when the Warrant Shares are issued in accordance with the terms and conditions of the respective Warrants (including the due payment of any exercise price therefore specified in the Warrants), the Warrant Shares will be validly issued, fully paid and non-assessable; in each case with respect to (i) and (ii) above, when stock certificates or book-entry positions representing the Shares or Warrant Shares, as applicable, have been duly executed, registered in the books and records of the Company and delivered, as applicable.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

This opinion is issued in the State of Nevada. By issuing this opinion, McDonald Carano LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

June 29, 2018 Page 3

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 29, 2018. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is furnished to you in connection with the above-described Form 8-K and the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Sincerely,

/s/ McDONALD CARANO LLP

McDONALD CARANO LLP